Exhibit 99.1

Cendant to Explore Possible Sale of Travel Distribution Services Division
as an Alternative to a Spin-Off

NEW YORK, April 24, 2006—Cendant Corporation (NYSE: CD) today announced that, in addition to pursuing its previously announced plan to spin-off its Travel Distribution Services division (TDS) to shareholders, which is anticipated to occur in October, 2006, it will also consider a sale of that division.

Commenting on the announcement, Henry Silverman, Cendant’s Chairman and CEO said “As a result of receiving a number of unsolicited indications of interest to acquire TDS, the Company has decided to further explore other strategic alternatives for that business. The Company’s decision to consider a sale in addition to pursuing the spin-off is due, in part, to the fact that a sale of TDS is not expected to result in a material tax liability, as would a sale of Cendant’s other divisions.”

The Company recently announced the new TDS executive management team, comprised of Gordon Bethune, Chairman, (formerly Chairman and CEO of Continental Airlines) and Jeff Clarke, CEO and President (formerly Chief Operating Officer of CA).

Commenting on the various strategic alternatives, Mr. Bethune said “Our decision to join TDS was based upon the opportunity we see in driving growth and value of a highly integrated global travel company. We believe that this can be achieved in either the public or private arena and we are fully supportive of the Board’s desire to optimize the value for Cendant shareholders.”

Mr. Bethune added, “The announcement last week that TDS will be re-named Travelport further identifies our company as the destination for travel bookings, with a strong and unifying identity for the distinct travel businesses that comprise TDS.”

Regarding the business and its prospects, Mr. Clarke said “TDS, with its leading brands such as Orbitz, Galileo and GTA (Gullivers Travel Associates), is well positioned to experience considerable growth in the months and years ahead and I am energized about leading this dynamic company as it realizes its potential.”

Cendant reiterated its plan to spin-off Realogy Corporation and Wyndham Worldwide to shareholders as previously announced, which would result in three separate public companies, including Avis Budget Group, Inc., if TDS is sold. It is currently anticipated that the net cash proceeds from a potential sale of TDS, if completed, would be utilized primarily to reduce the debt anticipated to be incurred by TDS, Realogy Corporation and Wyndham Worldwide to pay off the public corporate debt of Cendant. Whether TDS is sold or spun-off, Cendant still intends to retire, redeem or repay all of its outstanding corporate debt in connection with the separation plan.

The company also announced that it had retained Citigroup, JPMorgan and Evercore Partners as its financial advisors in connection with the potential sale of TDS. In addition, Citigroup and JPMorgan have developed a financing proposal for qualified buyers. There can be no assurance that any potential purchaser or Cendant will enter into a definitive agreement for any transaction or that any transaction will be completed.

About Cendant Corporation

Cendant Corporation is primarily a provider of travel and residential real estate services.  With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.  More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com.

About Travel Distribution Services

Cendant Corporation’s (NYSE: CD) TDS Division is one of the world’s largest and most geographically diverse collections of travel brands and distribution businesses. The division, employing approximately 8,000 people and operating in nearly 130 countries, includes: leading GDS (global distribution system) Galileo, serving more than 50,000 travel agencies and over 60,000 hotels; GTA, (Gullivers Travel Associates), a leading wholesaler and global online provider of hotels, destination services, travel packages and group tours; and leading online travel agencies including Orbitz®.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. The Company cannot provide any assurances that the separation or any of the proposed transactions related thereto (including a possible sale of the travel distribution services division, Travelport) will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. These transactions are subject to certain conditions precedent, including final approval by the Board of Directors of Cendant.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: risks inherent in the contemplated separation and related transactions (including a possible sale of Travelport), including risks related to borrowings and costs related to the proposed transactions; increased demands on Cendant's management teams as a result of the proposed transactions; changes in business, political and economic conditions in the U.S. and in other countries in which Cendant and its companies currently do business; changes in governmental regulations and policies and actions of regulatory bodies; changes in operating performance; and access to capital markets and changes in credit ratings, including those that may result from the proposed transactions. Other unknown or unpredictable factors also could have material adverse effects on Cendant's and its companies' performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Cendant's 10-K for the year ended December 31, 2005, including under headings such as "Forward-Looking Statements", "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Except for the Company's ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Media Contacts:

Elliot Bloom
212-413-1832

Elizabeth Harraway
973-496-8373

Investor Contacts:

Sam Levenson
(212) 413-1834

Henry A. Diamond
(212) 413-1920